Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Donald J. Radkoski (614) 492-4901
Nov. 13, 2006	or Tammy Roberts Myers (614) 492-4954
BOB EVANS FARMS NAMES STEVEN A. DAVIS CHAIRMAN OF THE BOARD;
ANNOUNCES QUARTERLY DIVIDEND, OTHER BOARD ACTIONS
COLUMBUS, Ohio — Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that its board of directors took the following actions at its meeting on Nov. 10, 2006:
•	Appointed Steven A. Davis, chief executive officer, as the chairman of the board. Davis has been acting as interim chair since the passing of Robert E.H. Rabold in September.

•	Selected Michael J. Gasser as the board’s lead independent director. Gasser, who is chairman of the board and chief executive officer of Greif, Inc., has been a member of the Bob Evans Farms board of directors for nine years and currently serves on the nominating and corporate governance committee and as chair of the audit committee. Greif, Inc. is a $2.4 billion packaging product and service company with 160 locations in 40 countries.

•	Declared a regular quarterly dividend of 14 cents ($0.14) per share on the company’s outstanding common stock ($.01 par value). The dividend is payable Dec. 1, 2006, to stockholders of record at the close of business on Nov. 20, 2006.

•	Changed the company’s by-laws and corporate governance principles, effective immediately, to adopt a majority voting standard for the election of directors.

•	Voted to present a proposal at the next annual meeting of stockholders to declassify the board of directors so all directors would be elected annually.
          Davis, 47, joined Bob Evans Farms as chief executive officer on May 1, 2006. He was previously with Yum! Brands, Inc. for 13 years, where he most recently served as president of Long John Silver’s and A&W All-American Food Restaurants.
          Mike Gasser, the board’s new lead independent director, said, “Steve Davis has done an outstanding job as the company’s chief executive officer in his first six months, and his appointment to the additional position of chairman of the board is well-deserved. His broad knowledge of the restaurant and packaged foods industries, disciplined management style and tremendous enthusiasm are clearly benefiting Bob Evans Farms.”
          The board of directors adopted the majority voting standard and authorized the proposal to declassify the board in response to stockholder views raised at this year’s annual meeting. “At our last annual meeting, our stockholders expressed a desire for change surrounding the election of directors,

Davis said. “The board listened to their views and, after careful consideration, we voted to adopt majority voting and to pursue declassification to address our stockholders’ concerns.”
          The board adopted a majority voting standard in uncontested director elections, when the number of nominees does not exceed the number of directors to be elected. Majority voting requires that nominees to the board receive more than 50 percent of the votes cast to be elected. Directors were previously elected by plurality, which provided that the nominees who received the greatest number of votes were elected, even if they did not receive a majority of votes cast. The plurality voting standard will still apply in contested director elections.
          Today after market close, the company will announce second quarter earnings. Company executives will discuss the earnings results during a conference call Tuesday, Nov. 14, 2006, at 10 a.m. ET. To listen, call (888) 694-4676 (conference ID number 8080500) or log-in to the webcast at www.bobevans.com and then click on “investors.” The call will be available for replay for 48 hours, beginning one hour after the call on Tuesday, Nov. 14, 2006, by calling toll free (877) 519-4471, pin code 8080500. The webcast version will also be archived on the company’s Web site.
          Bob Evans Farms, Inc. owns and operates 587 full-service, family restaurants in 18 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 105 Mimi’s Café casual restaurants located in 18 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	the failure to achieve and maintain positive same-store sales;

•	a decline in general economic conditions;

•	competition in the restaurant and food products industries;

•	the company’s ability to expand its restaurant base;

•	consumer acceptance of changes in menu, food products, prices, atmosphere and service procedures;

•	the company’s ability to hire and retain a sufficient number of qualified employees;

•	market concentration;

•	adverse weather conditions;

•	government regulation;

•	allegations related to food-related illnesses and health concerns regarding certain food products;

•	margin sensitivity;

•	consumer acceptance of the company’s restaurant concepts and food products in new markets;

•	fluctuations in quarterly operating results;

•	the adequacy of insurance loss estimates and reserves; and

•	protection of our trademarks and other intellectual property rights.
These risks are discussed more fully under the heading “Risk Factors” in Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. It is impossible to predict or identify all such risk factors. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in the company’s filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.